UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): August 23, 2004


                                  ROLLINS, INC.
             (Exact name of registrant as specified in its charter)


         Delaware                       1-4422                  51-0068479
  (State or other jurisdiction  (Commission File Number)    (I.R.S. Employer
      of incorporation)                                    Identification No.)


                2170 Piedmont Road, N.E., Atlanta, Georgia 30324
               (Address of principal executive offices) (zip code)


       Registrant's telephone number, including area code: (404) 888-2000


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):



     [X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)


     [X] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [X] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [X] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 7.01 Regulation FD Disclosure.

In early 2001, Plaintiff Collier Black commenced legal proceedings against Rollins, Inc. (the "Company") and one of its subsidiaries, Orkin, Inc., in which he alleged that Orkin breached its subterranean termite agreement and repair guarantee and sought repair damages and diminution of value to his estate home. In 2002, the complaint was amended to include claims of fraud, deceptive trade practices, false advertising and civil racketeering.

In September 2003, an arbitration panel issued a verdict in favor of Mr. Black against the Company and Orkin on the breach of contract and deceptive trade practices claims, and in the Company's and Orkin's favor on all remaining claims. The arbitrators awarded Mr. Black $750,000 in compensatory damages, $2.25 million in punitive damages, plus attorney's fees and costs later determined to be approximately $1.25 million, for a total award of approximately $4.25 million. Shortly thereafter, the Company and Orkin commenced a lawsuit in federal court in Jacksonville, FL seeking to vacate or, in the alternative, to modify the arbitration award on the grounds that it was a manifest disregard of the law and violated due process.

On August 23, 2004, a U.S. District Court (Middle District of Florida) judge vacated the entire punitive damage award and reduced the judgment to approximately $2.0 million. Additional motions or appeals may be filed. In the opinion of Management, the outcome of this action will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Rollins, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  ROLLINS, INC.


Date:  September 3, 2004             By:  /s/ Harry J. Cynkus
                                         ---------------------------------------
                                   Name:  Harry J. Cynkus
                                  Title:  Chief Financial Officer and Treasurer